Exhibit 10.2

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Employment and Non-Competition Agreement (the “Agreement”) is entered into as of March 31, 2003 by and between Zones, Inc. (“Parent”), Corporate PC Source, Inc. (the “Company,”) and Christina Corley (the “Associate”). Unless otherwise defined herein, the terms defined in the Purchase Agreement (as such term is defined below) shall have the same defined meanings in this Agreement.

RECITALS

A.              Parent, the Company and all of the Company’s Shareholders have entered into a Stock Purchase Agreement, dated as of March 31, 2003 (the “Purchase Agreement”), providing for the Parent’s acquisition of all of the outstanding shares of the Company (the “Acquisition”).

B.              Associate, an officer and significant shareholder of the Company will, as a result of the Acquisition, receive significant consideration, including cash payments representing the value of the goodwill of the Company.

C.              Parent and Associate acknowledge that it would be detrimental to Parent if Associate would compete with the Company’s Business (as defined below) following the Acquisition, as described in Paragraph 11 below.

D.              Associate has been actively involved in the development of the Company’s business. To preserve and protect the assets of the Company, including the Company’s goodwill and customers to which Associate has, and will have, in her role as an Associate of the Company access, and to preserve and protect the Company’s goodwill and business interests going forward, and in consideration for the Company entering into and performing under the Purchase Agreement and to induce Parent to enter into the Purchase Agreement, Associate has agreed to enter into this Agreement.

NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Associate, Parent and Company agree as follows:

1.	Duties and Scope of Employment.

(a)           As of the date hereof, Associate will serve as Senior Vice President of Parent and President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company. Associate will be responsible for day-to-day management of the Company, subject to the direction and guidance of the Board of Directors of the Company, as further described on attached Exhibit A. Associate will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the performance of her duties hereunder.

(b)            The Company agrees that the Associate shall be appointed to the Board of Directors of the Company. Associate agrees that if her employment is terminated for any reason, Associate shall tender her resignation as a member of the Board of Director of the Company.

2.               Base Salary. For all services to be rendered by Associate pursuant to this Agreement, Associate shall receive an annualized salary of $300,000 (“Base Salary”). The Board shall review Associate’s Base Salary at least annually, but may not reduce the Base Salary below $300,000. The Base Salary shall be payable in accordance with Company’s normal payroll practices and be subject to applicable income tax and other applicable withholding, subject to Associate’s continued employment.

3.               Incentive Bonus. In addition to Base Salary, Associate shall be paid a quarterly incentive bonus based on the Company’s quarterly Gross Profits, calculated in accordance with the Company’s normal financial statements (the “Bonus”). For purposes of this Agreement, Gross Profits shall be equal to net sales, less cost of sales. Subject to Associate’s continued employment, the Bonus shall be payable on the last payroll date of the month following the quarter end in which the Gross Profits are recognized and be subject to income tax and other applicable withholding. Associate shall not be entitled to participate in any of the Company’s or Parent’s other bonus plans or bonus programs.

4.               Benefits. Associate shall be entitled to participate in (i) the employee benefit plans and programs of the Company applicable to its other executives at the senior executive level (other than as excluded in Section 3 above) and (ii) the other benefit plans and programs of the Company to the extent that Associate’s position, tenure, salary, age, health and other qualifications make Associate eligible to participate in such plans or programs, in each case subject to the rules and regulations applicable thereto. For purposes of the foregoing benefits, to the extent such tenure may be relevant to the benefit plans and programs of the Company, Associate shall be entitled to credit for her tenure with the Company prior to the date of this Agreement. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. With respect to any such cancellation or amendment, Associate will be treated in the same manner as other senior executes of the Company, taking into account Associate’s position, tenure, salary, age, health, and like qualifications.

5.               Vacation and Maternity Leave. Associate will be entitled to five (5) weeks of paid vacation per year. Associate will not be entitled to carry over any vacation time into subsequent years; any vacation time not used will be forfeited. In addition, Associate will be entitled to eight (8) weeks of paid maternity leave.

6.               Stock Options. Associate will be granted incentive stock options to purchase 70,000 shares of Zones common stock under the Zones, Inc. 1993 Stock Incentive Plan (the “Option”) with a three-year vesting period. The Option shall have an exercise price equal to the closing price per share of Parent’s common stock on April 1, 2003. The Option shall vest in equal quarterly installments over a three-year period of continuous service to the Company by the Associate. Parent may from time-to-time award additional stock option grants, in the sole discretion of Parent’s Board of Directors. The then-governing equity incentive plan and the applicable stock option agreement(s) shall govern any such additional options.

7.               Expenses. The Company will reimburse Associate for reasonable travel and other expenses incurred by Associate in connection with the performance of Associate’s duties hereunder, in accordance with the Company’s expense reimbursement policy as is in effect from time to time.

8.               Term of Employment. Unless otherwise terminated in accordance with the terms of this Agreement (as described in Paragraph 9 below), the term of Associate’s employment hereunder (the “Employment Term”) shall commence on the date hereof and shall continue until and terminate on March 31, 2006 (the “End Date”).

9.               Termination of Employment. Associate’s employment may be terminated prior to the End Date, only as follows:

(a)             Termination by Associate for Good Reason. Prior the End Date, Associate may only terminate her employment at any time for Good Reason (as defined below). If Associate terminates her employment for Good Reason, then, subject to Associate’s continuing obligations under Section 11 of this Agreement, Associate shall be entitled to:

(i)    a severance amount equal to six (6) months of Associate’s last Base Salary and Bonus (subject to applicable tax withholdings), payable over the six (6) month period following the date of termination in substantially equal installment payments and in accordance with the normal payroll practices of the Company; and

(ii)   Company-paid health insurance benefits for the Associate and the Associate’s dependents as provided to the Associate under the terms and conditions of the standard Company benefits programs immediately prior to the termination until the earlier of (A) six (6) months from the date of the termination, or (B) the date upon which the Associate and her dependents become covered under another employer’s benefit programs.

Associate shall not be entitled to receive any severance pay, as provided above, unless she executes a full release of claims against the Company and Parent, in a form acceptable to the Company and Parent, and such release is received by the Company on or before thirty (30) days after Associate’s employment with the Company has terminated, and the Associated re-affirms the binding nature of the non-compete provisions contained in Section 11 hereof.

(b)            Termination by the Company for Cause. The Company may terminate Associate’s employment at any time for Cause. The Company may terminate the Associate’s employment at any time after the End Date without Cause. Associate may terminate her employment at any time after the End Date without Good Reason (as defined below) upon thirty (30) days advance written notice to the Parent and the Company’s Board of Directors. If the Company terminates Associate’s employment for Cause (as defined below) or the Associate voluntarily resigns after the End Date without Good Reason, Associate shall only be entitled to Base Salary and Bonus at the rate in effect at the time of her termination through the effective date of termination of employment.

(c)             Death or Disability. In the event of Associate’s death or a termination of Associate’s employment due to Associate’s Disability (as defined below), no compensation or payments will be made to Associate other than those to which she is entitled under the Company’s existing benefit plans and policies at the time of such termination and other than any compensation or payments accrued under this Agreement up to the date of termination of her employment and unpaid at the date of such termination.

(d)	Definitions.

(i)   “Cause ” shall mean any of the following:

(1)           the conviction of Associate of, or the entry by Associate of a plea of guilty or no contest to, any felony;

(2)            any material breach by Associate of this Agreement or any confidentiality or proprietary information agreement between Associate and the Company, Parent or its affiliates;

(3)            an act of fraud or material dishonesty against, or the misappropriation of property belonging to, Parent, the Company or any affiliate of Parent;

(4)            a willful and material violation of a written policy of the Company generally applicable to all employees, the violation of which is stated in such policy to be grounds for termination;

(5)            the commission of an intentional act which constitutes unfair competition with the Company or Parent or which induces any customer of the Company or Parent to breach a contract with the Company or Parent; or

(6)            an intentional act by Associate that constitutes gross misconduct and which is materially and demonstrably injurious to the Company or Parent.

(ii)   “Disability” shall mean the inability of Associate, even with reasonable accommodation, to perform the essential functions of her position as an Associate of the Company as a result of sickness or injury, and Associate shall have remained unable to perform any such duties (i) for a continuous period of more than one hundred twenty (120) days, or (ii) for two or more periods aggregating more than one hundred twenty (120) days in a twelve (12) month period. Any disputes over the existence of a disability for purposes of this Agreement will be resolved by a physician mutually agreed upon by Associate (or her fiduciary) and Parent.

(iii)   “Good Reason” shall mean and exist if, without Associate’s prior written consent, one or more of the following events occurs:

(1)            Associate suffers a material reduction, when taken as a whole, in the authority, duties or responsibilities associated with her position as described in Section 1 above;

(2)	Any diminution to Associate’s Base Salary;

(3) Any material reduction of the employee benefits provided to Associate (except to the extent that all other executives at the senior executive level receive such diminution);

(4)            the relocation by Parent of the Company’s principal business offices, or Associate’s primary work location, to a location that is more than fifty (50) miles from the location of such offices at the date hereof; or

(5)            the Company materially breaches this Agreement which breach remains uncured (where curable) for thirty (30) days after receipt of written notice from the Associate.

10.            Proprietary Rights Agreement. Associate will be required as a condition of employment to sign and abide by the Parent’s standard Employee Innovations and Proprietary Rights Assignment Agreement (the “Proprietary Rights Agreement”), a copy of which is attached as Exhibit B. Nothing in the Proprietary Rights Agreement shall limit or otherwise circumscribe any confidentiality agreement Associate may have previously entered into with the Company.

11.

Non-Competition and Non-Solicitation.

(a)           Beginning at the date hereof and ending five (5) years after the date hereof (the “Non-Compete Period”), Associate shall not, other than on behalf Company or Parent, directly or indirectly, without the prior written consent of Parent or Company,

(i)    engage in the Geographic Area (as defined below) as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise of;

(ii)   have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction); or

(iii)    participate in the financing, operation, management or control of any firm, partnership, corporation, entity or business that directly or indirectly competes with the Company’s Business.

(b)            The term “Company’s Business” shall mean the business of reselling of technology related produces and services.

(c)             Beginning at the date hereof and ending five (5) years following Associate’s termination (voluntary or involuntary) of employment, Associate shall not, directly or indirectly, without the prior written consent of Parent and Company, solicit, encourage or take any other action which is intended to induce or encourage any Associate or customer of Parent or its subsidiaries (including the Company) to terminate her employment with or customer relationship with Parent or its subsidiaries (including the Company).

(d)            The “Geographic Area” shall mean anywhere in the world where Parent or any of its subsidiaries (including the Company) conducts Company Business during the Non-Compete Period, including, without limitation, the United States.

(e)             The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(f)              Associate also acknowledges that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) Parent and the Company are engaged in a highly competitive industry, (ii) Associate is receiving significant compensation in connection with the Acquisition and pursuant to this Agreement, and (iii) in the event Associate’s employment with Parent or Company ended, Associate would not be precluded from engaging in her profession without violating this Agreement.

(g)             Associate agrees that it would be impossible or inadequate to measure and calculate Company’s or Parent’s damages from any breach of the covenants set forth in this Section or Section 10. Accordingly, the Associate agrees that if she breaches any provision of this Section or Section 10, either or both of Parent and Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Associate further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.

12.            Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Associate upon Associate’s death and (b) any successor and assigns of Parent and/or Company. Any such successor of Parent and/or Company will be deemed substituted for Parent and/or Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Parent and/or Company. None of the rights of Associate to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Associate’s right to compensation or other benefits will be null and void.

13.              Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) five (5) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to Company or Parent:

Zones, Inc.
707 Grady Way
Renton, WA 98055
Attention: Ron McFadden

If to Associate:

Christina Corley

at the last residential address known by the Company.

14.            Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.

Arbitration.

(a)           IN CONSIDERATION OF ASSOCIATE’S EMPLOYMENT WITH THE COMPANY, COMPANY’S AGREEMENT TO ARBITRATE ALL DISPUTES WITH ASSOCIATE AND ASSOCIATE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO HER BY THE COMPANY, AT PRESENT AND IN THE FUTURE, ASSOCIATE AGREES TO THE EXTENT PERMITTED BY LAW THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY ASSOCIATE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM ASSOCIATE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF ASSOCIATE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION. DISPUTES WHICH ASSOCIATE AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, WASHINGTON LAW, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. ASSOCIATE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH HER.

(b)            Procedure. ASSOCIATE AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION ("AAA") AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. ASSOCIATE AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. ASSOCIATE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS' FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. ASSOCIATE UNDERSTANDS THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT ASSOCIATE SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION ASSOCIATE INITIATES. ASSOCIATE AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA'S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. ASSOCIATE AGREES THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

(c)             Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ASSOCIATE AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER ASSOCIATE NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE ABILITY TO ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW.

(d)            Availability of Injunctive Relief. IN ADDITION TO THE RIGHT UNDER THE RULES TO PETITION THE COURT FOR PROVISIONAL RELIEF, ASSOCIATE AGREES THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE EMPLOYMENT, PROPRIETARY RIGHTS AGREEMENT BETWEEN HER AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONCOMPETITION OR NONSOLICITATION. ASSOCIATE UNDERSTANDS THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

(e)             Administrative Relief. ASSOCIATE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT HER FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS' COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE HER FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

(f)              Voluntary Nature of Agreement. ASSOCIATE ACKNOWLEDGE AND AGREES THAT SHE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. SHE FURTHER ACKNOWLEDGES AND AGREES THAT SHE HAS CAREFULLY READ THIS AGREEMENT AND THAT SHE HAS ASKED ANY QUESTIONS NEEDED FOR HER TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT ASSOCIATE IS WAIVING ASSOCIATE’S RIGHT TO A JURY TRIAL. FINALLY, SHE AGREES THAT SHE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

16.            Entire Agreement; Integration. This Agreement, together with exhibits hereto and any other documents incorporated herein by reference, represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral; provided, however, that nothing herein shall in any way supersede the provisions of the Purchase Agreement. Associate acknowledges and agrees that this Agreement replaces in their entirety any written or oral employment agreement; offer letter or other compensatory or severance agreement previously in effect between Parent or the Company and Associate. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17.            Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.            Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.            Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.            Governing Law. The parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the state of Washington, without giving effect to any conflict of laws principle to the contrary. The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in King County, Washington, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Washington is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of Washington.

21.            Acknowledgment. Associate acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.            Contingency of Agreement upon Acquisition. This Agreement shall be null and void and have no effect unless the Acquisition contemplated by the Purchase Agreement is consummated.

23.            Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

CORPORATE PC SOURCE, INC.

By: /S/ CHRISTINA M CORLEY	Date: March 31, 2003
Print Name: Christina M Corley
Title: CEO

ZONES, INC.

By: /S/ RONALD P MCFADDEN	Date: March 31, 2003
Print Name: Ronald P McFadden
Title: SVP, CFO

ASSOCIATE

/S/ CHRISTINA CORLEY	Date: March 31, 2003
Christina Corley
[Signature Page to Employment and Non-Competition Agreement]